Exhibit 16(4)(a)

Midland National® Life Insurance Company

[8300 Mills Civic Parkway, West Des Moines, IA 50266] [Customer Service Center: (515) 440-5500]

In this Contract, Midland National Life Insurance Company is referred to as “We”, “Us”, “Our”, or the “Company”. “You” and “Your” refer to the Owner.

We agree to pay the benefits provided by this Contract. This Contract is issued in consideration of the application and Initial Purchase Payment.

RIGHT TO EXAMINE CONTRACT - It is important to Us that You are satisfied with this Contract and that it meets Your insurance goals. Read it carefully. If You are not satisfied with it, You may return it to Us at the address shown on the Specifications Page or to Your Financial Professional/Agent within 10 days, or as required by state law, after You receive it. We will pay You an amount equal to the sum of the Purchase Payments paid less withdrawals, if any, plus or minus the accumulated gains or losses, if any, in the Separate Account on the date of the cancellation, unless otherwise required by law.

THIS IS A LEGAL CONTRACT BETWEEN YOU AND US. READ IT CAREFULLY.

This is a variable annuity Contract with Contract Value increasing or decreasing depending on the experience of the Investment Options. A minimum Contract Value is not guaranteed. This Contract is nonparticipating, with no dividends payable. Benefits available under this Contract are not less than those required by statute of the state in which this Contract is delivered.

Individual Flexible Purchase Payment Deferred Variable Annuity Contract

Annuity Payments Starting On Maturity Date

Death Benefit Payable Before Maturity Date

Non-Participating - Not Eligible For Dividends

TABLE OF CONTENTS

SECTION 1: DEFINITIONS		4

1.1	ADMINISTRATION FEE	4
1.2	ACCUMULATION UNIT	4
1.3	ACCUMULATION UNIT VALUE	4
1.4	ANNUITANT	4
1.5	BENEFICIARY	4
1.6	BUSINESS DAY	4
1.7	CONTINGENT ANNUITNT	4
1.8	CONTINGENT BENEFICARY	4
1.9	CONTRACT	4
1.10	CONTRACT ANNIVERSAY	5
1.11	CONTRACT VALUE	5
1.12	CONTRACT YEAR	5
1.13	ENDORSEMENT OR RIDER	5
1.14	FREE WITHDRWAL AMOUNT	5
1.15	FUND	5
1.16	GOOD ORDER	5
1.17	GROSS PARTIAL WITHDRAWAL AMOUNT(S)	5
1.18	INITIAL PURCHASE PAYMENT	6
1.19	INVESTMENT OPTION(S)	6
1.20	ISSUE AGE	6
1.21	ISSUE DATE	6
1.22	MAINTENACE FEE	6
1.23	MATURITY DATE	6
1.24	MINIMUM PARTIAL WITHDRAWAL AMOUNT	6
1.25	OWNER	6
1.26	PARTIAL WITHDRWAL AMOUNTS	6
1.27	PAYEE	7
1.28	PURCHASE PAYMENT	7
1.29	PREMIUM TAX	7
1.30	PRIMARY BENEFICIARY	7
1.31	PROOF OF DEATH	7
1.32	SUBACCOUNT	7
1.33	SURRENDER CHARGE	7
1.34	SURRENDER CHARE PERIOD	8
1.35	SURRENDER VALUE	8
1.36	VALUATION PERIOD	8
1.37	WRITTEN NOTICE AND NOTICE	8

SECTION 2: GENERAL PROVISIONS		9

2.1	CHANGES TO THE CONTRACT	9
2.2	BENEFICIARY	9

2.3	CHANGE OF BENEFICIARY	10
2.4	INCONTESTABILITY	10
2.5	MISSTATEMENT OF AGE OR SEX	10
2.6	ANNUAL REPORTS	10
2.7	NON-PARTICIPATING	10
2.8	CLAIMS TO CREDITORS	11
2.9	ASSIGNMENT
2.10	CONFORMITY WITH STATE LAW	11
2.11	EFFECT OF THE INTERNAL REVENUE CODE

SECTION 3: PURCHASE PAYMENT AND ALLOCATION		11

3.1	PURCHASE PAYMENT	11
3.2	ALLOCATIONS	11
3.3	TRANSFERS PRIOR TO MATURITY DATE	11
3.4	SUSPENSION OF PAYMENTS OR TRANSFERS	12

SECTION 4: SEPARATE ACCOUNT		12

4.1	SUBACCOUNTS	13
4.2	CHANGE IN INVESTMENT POLICY	13
4.3	CHANGE OF FUND	13

SECTION 5: CONTRACT VALUE		13

5.1	SEPARATE ACCOUNT VALUE	14
5.2	ACCUMULATION UNITS	14
5.3	ACCUMULATION UNIT VALUE	14
5.4	NET INVESTMENT FACTOR	14
5.5	CHARGES AGAINST THE SEPARATE ACCOUNT	15

SECTION 6: SURRENDERS		15

6.1	SURRENDER	16
6.2	SURRENDER VALUE	16
6.3	SURRENDER CHARGES	16

SECTION 7: PARTIAL WITHDRAWALS		17

7.1	PARTIAL WITHDRAWALS	17
7.2	FREE WITHDRAWAL AMOUNT	17
7.3	PARTIAL WITHDRAWAL AMOUNT	18
7.4	OTHER WITHDRAWAL OPTIONS	18
7.5	SYSTEMATIC WITHDRAWAL OPTION	18

SECTION 8: DEATH BENEFIT		19

8.1	DEATH OF THE OWNER BEFORE MATURITY DATE	19
8.2	DEATH OF ANNUITANT BEFORE MATURITY DATE	19
8.3	MULTIPLE BENEFICIARIES	19
8.4	SPOUSAL CONTINUANCE	19
8.5	PAYMENT OF DEATH PROCEEDS	19
8.6	NOTIFICATION OF DEATH	19
8.7	DEATH BENEFIT CALCULATION	20

SECTION 1: DEFINITIONS

The following are key words used in this Contract. They are important in describing both Your rights and Ours. When they are used, they are capitalized. As You read Your Contract, refer back to these definitions.

1.1	ADMINISTRATION FEE

A fee based on the Contract Value. The Administration Fee is shown on the Specifications Page.

1.2	ACCUMULATION UNIT

A unit of measure used to calculate the Subaccount in the Separate Account.

1.3	ACCUMULATION UNIT VALUE

A dollar value for each Accumulation Unit in a Subaccount on a given Business Day.

1.4	ANNUITANT

The person(s) named in the application and shown on the Specifications Page. This is the person whose life is used to determine the amount and duration of any annuity payments involving life contingencies. The Annuitant may not be changed during the Annuitant’s lifetime. This person may or may not be the Owner.

1.5	BENEFICIARY

The person(s) to whom the death benefit will be paid in the event of death of the Owner.

1.6	BUSINESS DAY

A day when the New York Stock Exchange (NYSE) is open for regular trading. A Business Day ends when the NYSE closes for the day, generally 4 pm Eastern Time, but may close earlier on certain days and as conditions warrant. All requests for transactions that are received at our administrative office in Good Order on any Business Day, will be processed as of the end of that Business Day. Any transactions required as of a date that does not fall on a Business Day will be processed on the next Business Day.

If the Securities and Exchange Commission determines the existence of emergency conditions on any day, and consequently the NYSE does not open, then that day is not considered a Business Day.

1.7	CONTINGENT ANNUITANT

1.8

The person designated by You who, upon the Annuitant’s death prior to the Maturity Date, becomes the Annuitant. If You do not name a Contingent Annuitant within sixty (60) days of the original Annuitant’s death, then You will become the Annuitant. If the Owner is a non-natural entity, a Contingent Annuitant cannot be named and the death benefit will be payable upon the death of the Annuitant.

1.9	CONTINGENT BENEFICIARY

The person(s) designated by You to receive the death benefit if the named Primary Beneficiary dies before the death of the Owner. In the event more than one Primary Beneficiary is named, the Contingent Beneficiary will become the Beneficiary only if all named Primary Beneficiaries die before the Owner and only if the Contingent Beneficiary survives the Owner. If more than one Contingent Beneficiary is named, each named Beneficiary will share equally in any benefit or rights granted by this Contract, unless You have given Us other Written Notice.

1.10	CONTRACT

The entire Contract between You and Us consisting of the Contract, Specifications Page, any attached application, and any Endorsements, Riders, and amendments.

1.11	CONTRACT ANNIVERSARY

The same date in each year as the Issue Date. If the date is not a Business Day, We look forward to the next Business Day.

1.12	CONTRACT VALUE

The total value of your Contract during the accumulation period. All values are calculated as of the end of a Business Day. The Contract Value is equal to the sum of the Separate Account and any other Investment Option values that may be attached by Rider or Endorsement.

The accumulation period is the period beginning on the Issue Date and ends once a payout option is elected, or the date the Contract is terminated, if earlier.

1.13	CONTRACT YEAR

The one-year period beginning on the Issue Date and ending one Business Day before the Contract Anniversary and each subsequent one-year period beginning on a Contract Anniversary.

1.14	ENDORSEMENT OR RIDER

A form which amends this Contract or which provides additional benefits. When an Endorsement or Rider is attached to this Contract, it is a part of this Contract and is subject to all of the terms of this Contract unless We state otherwise.

1.15	FREE WITHDRAWAL AMOUNT

The amount available for withdrawal without incurring a Surrender Charge. The Free Withdrawal Amount is shown on the Specifications Page.

1.16	FUNDS

The investment companies, more commonly called mutual fund companies, which provide the investment vehicles for the Separate Account on the Issue Date or as later changed by Us.

1.17	GOOD ORDER

The Company’s receipt of all information, documents, instructions and/or payment we require to process requests or transactions for the Contract. To be in Good Order, instructions must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions.

1.18	GROSS PARTIAL WITHDRAWAL AMOUNT(S)

The total amount requested as a partial withdrawal (before any reduction for Surrender Charges and Premium Tax, if applicable). You cannot request a Gross Partial Withdrawal Amount that would reduce your Contract Value to less than the Minimum Contract Value shown on the Specifications Page.

1.19	INITIAL PURCHASE PAYMENT

The dollar amount sent to Us by You to initially fund this annuity and issue this Contract. The Initial Purchase Payment is shown on the Specifications Page.

1.20	INVESTMENT OPTION(S)

The investment choices available under this Contract and any Riders or Endorsements, for allocation of your Purchase Payment and Contract Value. The Investment Options available to you on the Issue Date are shown on the Specifications Page.

1.21	ISSUE AGE

The age of the Owner on their last birthday before the Issue Date. If the Owner is a non-natural entity, the Issue Age will be based on the age of the Annuitant on the last birthday before the Issue Date. The Annuitant’s Issue Age is shown on the Specifications Page.

1.22	ISSUE DATE

The date this Contract is issued and Your rights and benefits begin and from which Contract Anniversaries and Contract quarters are measured. The Issue Date is shown on the Specifications Page.

1.23	MAINTENANCE FEE

A fee charged by Us, if applicable. The amount is defined on the Specifications Page.

1.24	MATURITY DATE

The latest date on which annuity payments must begin. The Maturity Date is shown on the Specifications Page.

1.25	MINIMUM PARTIAL WITHDRAWAL AMOUNT

The minimum dollar amount that is allowed by Us to be withdrawn prior to surrender. The amount is shown on the Specifications Page.

1.26	OWNER

The person(s) or entity that is named in the application or on the latest change filed with Us who is entitled to exercise all rights and privileges provided in the Contract. If the Owner is a non-natural Owner, the death benefit is payable upon the death of the Annuitant.

1.27	PARTIAL WITHDRAWAL AMOUNTS

Total amount received by the Owner as a partial withdrawal after any reductions for Surrender Charges and Premium Tax, if applicable.

1.28	PAYEE

The Owner is the Payee on the Maturity Date. The Beneficiary is the Payee of the proceeds at the death of the Owner, if the date of death is prior to the Maturity Date.

1.29	PURCHASE PAYMENT

Any payment you make to this Contract.

1.30	PREMIUM TAX

An amount that may be deducted from the Contract Value at surrender, annuitization or death.

1.31	PRIMARY BENEFICIARY

The person(s), designated by You, who has the first right to receive the death benefit in the event of death of the Owner, if the date of death is prior to the Maturity Date, provided such person survives the Owner. If more than one Primary Beneficiary is named, each named Beneficiary will share equally in any benefit or rights granted by the Contract, unless You have given Us other Written Notice.

1.32	PROOF OF DEATH

Proof of Death may consist of a certified copy of the death certificate or any other proof satisfactory to Us.

1.33	SUBACCOUNT

A division of our Separate Account which invests exclusively in Funds.

1.34	SURRENDER VALUE

The amount available at the time of full surrender.

1.35	VALUATION PERIOD

The period beginning at the close of one Business Day and continuing to the close of the next succeeding Business Day.

1.36	WRITTEN NOTICE AND NOTICE

Written Notice means a notice of instruction provided by You that We determine provides sufficient detail and does not require Us to exercise any discretion in satisfying the instruction or request. As We may require by Our rules then in effect, your Written Notice may be required to be any of the following:

1)	In electronic format, and transmitted electronically as may be specified by Us.

2)	In written format, signed by the Contract Holder, and transmitted electronically as may be specified by Us.

3)	Such other commercially acceptable means as may be specified by Us.

Notice means information provided by Us or made available to You that may be in writing, via telephone, electronically, on a website, or through other commercially acceptable means

SECTION 2: GENERAL PROVISIONS

This Contract belongs to You and You are entitled to exercise the rights of the Contract. There may be joint Owners; however, if there is more than one Owner, both Owners must be designated as each other’s Primary Beneficiary and both must agree to any change or the exercise of any rights under this Contract.

We require the Owner of the Contract to have an insurable interest in the Annuitant. An insurable interest does not exist if the Owner’s sole economic interest in the Annuitant arises as a result of the Annuitant’s death.

You have all rights granted by this Contract, including the right to change Owners and Beneficiaries prior to the Maturity Date, subject to the rights of:

1)	Any assignee of record with Us;

2)	Any irrevocable Beneficiary; and

3)	Any restricted Ownership.

You must give Us Written Notice informing Us of Your request to change the Owner of this Contract. We reserve the right to refuse Your request for a change of Owner in a nondiscriminatory manner as required for purposes of satisfying applicable laws or regulations. When Your Written Notice is received, Your request for change of Owner will take effect as of the date signed unless otherwise specified by the Owner. We are not liable for any payments made by Us before the date of Our recorded approval.

2.1	CHANGES TO THE CONTRACT

No one has the right to change any part of this Contract or to waive any of its provisions unless the change is approved in writing by one of Our officers. Only Our President or Secretary may modify this Contract.

We may change this Contract without Your consent to conform to state or federal laws or regulations by attaching an Endorsement or Rider to this Contract.

2.2	BENEFICIARY

The Beneficiary is the person named as Beneficiary on the application or as later changed by sending Us Written Notice, as explained in the Change of Beneficiary Section. A Beneficiary is revocable unless otherwise stated in the Beneficiary designation. If no Primary Beneficiary is living at the time of an Owner’s death, the death benefit is payable to the Contingent Beneficiary(ies). If no Contingent Beneficiary is living at the time of an Owner’s death, the death benefit will be paid to the Owner or Owner’s estate.

If there are joint Owners, the surviving joint Owner will be the designated Primary Beneficiary, and any other Beneficiary(ies) on record will be treated as Contingent Beneficiary(ies).

2.3	CHANGE OF BENEFICIARY

You may change a revocable Beneficiary. We must receive Written Notice informing Us of the change. A change takes effect as of the date the Written Notice was signed, unless otherwise specified by the Owner. We will not be liable for any payment made before We record the Written Notice.

An irrevocable Beneficiary cannot be changed without permission from the irrevocable Beneficiary. By designating an irrevocable Beneficiary, You give up the right to change that Beneficiary.

2.4	INCONTESTABILITY

We will not contest this Contract.

2.5	MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, We will adjust the amount of each annuity payment to the amount the Purchase Payments would have purchased at the correct age and sex of the Annuitant.

Any underpayments made by Us will be paid to the Payee. Any overpayments made by Us will be charged against benefits falling due after adjustment. All underpayments and overpayments will include interest at the rate required by the jurisdiction in which this Contract is delivered and will not be less than 1% but not more than 6% per annum.

2.6	ANNUAL REPORTS

We will send You a report, without charge, at least annually which provides information about Your Contract as required by any applicable law. You may request additional reports without charge at any time. The reports provided will provide current information as of a date not more than four months prior to the date of mailing. The report will contain at least the following information:

1)	The beginning and ending dates for the current report period;

2)	The Contract Value at the beginning and ending of the current report period;

3)	The amounts that have been credited and debited to your Contract Value during the current report period, identified by the type of activity the amount represents;

4)	Death Benefit at the end of the current report period; and

5)	The Surrender Value at the end of the current report period.

2.7	NON-PARTICIPATING

This Contract is non-participating and does not share in Our earnings. You will not receive any dividends.

2.8	CLAIMS TO CREDITORS

To the extent permitted by law, no benefits payable under this Contract to a Beneficiary or Payee are subject to the claims of creditors.

2.9	ASSIGNMENT

You must give Us Written Notice informing Us of Your request to assign this Contract. We reserve the right to refuse Your request for a change of Owner in a nondiscriminatory manner as required for purposes of satisfying applicable law or regulations. Upon receipt and acceptance by Us, a change takes effect as of the date the Written Notice was signed, unless otherwise specified by the Owner. We will not be responsible for the validity of any assignment. We will not be liable for any payments We make prior to the date of Our recorded approval.

2.10	CONFORMITY WITH STATE LAW

Any provision of the Contract that, on its effective date, conflicts with the laws of the state in which the Contract is delivered is amended to meet the minimum requirements of such laws applicable to the Contract.

2.11	EFFECT OF THE INTERNAL REVENUE CODE

The Contract is intended to comply with: (1) the requirements of the Internal Revenue Code (IRC), as amended; and (2) all applicable tax rules and regulations issued thereunder. In the event of any conflict between the Contract and the IRC, the IRC will govern in order to maintain treatment of the Contract as an annuity under the IRC.

SECTION 3: PURCHASE PAYMENT AND ALLOCATION

3.1	PURCHASE PAYMENT

The Initial Purchase Payment is due on the Issue Date. You may make additional Purchase Payments in any amount and frequency, subject to the additional Purchase Payment minimum shown on the Specifications Page. Additional Purchase Payments are considered Purchase Payments received after the Issue Date during the accumulation phase.

3.2	ALLOCATIONS

You determine, using dollar amounts or percentages, how Purchase Payments will be allocated to the Investment Option(s). On the Issue Date, your Purchase Payment will be allocated to the Investment Option(s) based on the instructions specified on your application. Your allocation options on the Issue Date are shown on the Specifications Page.

You may change the allocation for subsequent payments at any time while this Contract is in force. To do so, You must send Us Written Notice or contact Us by telephone, if telephone authorization is provided by You. The change will take effect on the date We receive notice.

We reserve the right to limit the number of Investment Options in which You are invested.

3.3	TRANSFERS PRIOR TO MATURITY DATE

You may request to transfer amounts from one Investment Option to another in writing, or by any other means We, at Our sole discretion, deem to be acceptable. The minimum transfer amount You may transfer is shown on the Specifications Page. This minimum does not need to come from any one Investment Option or be transferred to any one Investment Option. The minimum applies to the net amounts being transferred at Your request.

You may request an unlimited number of transfers subject to the restrictions noted below; however, We reserve the right to charge a Transfer Fee, as shown on the Specifications Page.

We reserve the right to restrict or reject any trading activity that We determine would be a violation of Our excessive/frequent trading policy designed to help prevent market timing.

We reserve the right to honor instructions We receive from the fund managers of any Investment Option to restrict, delay or reverse a Contract Owner’s transfer request that they have deemed to be a violation of their excessive/frequent trading policy.

We reserve the right to delay or reject a transaction at any time that We are unable to purchase or redeem shares of any Investment Option available under this contract due to trading restrictions placed on the Investment Option by the fund managers.

You will be notified in writing if restrictions are placed on Your ability to transfer among the available Investment Options.

Transfers will be processed as of the Valuation Period that We receive Written Notice prior to the Transaction Closing Time. After deducting the amount of the transfer, the amount remaining in any Investment Option must be equal to or greater than zero.

3.4	SUSPENSION OF PAYMENTS OR TRANSFERS

We may suspend or postpone transfers or payments for withdrawals for any period when:

•	The New York Stock Exchange is closed, other than customary weekend and holiday closings.

•	Trading on the New York Stock Exchange is restricted.

•

An emergency, as determined by the Securities and Exchange Commission, exists as a result of which disposal of the Investment Option shares is not reasonably practical or We cannot reasonably value the Investment Option shares.

•	During any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners.

SECTION 4: SEPARATE ACCOUNT

Our Separate Account C receives and invests Your Purchase Payments under this Contract. Our Separate Account C is established under the Insurance Laws of the State of Iowa, and is a unit investment trust registered with the SEC under the Investment Company Act of 1940. It is also subject to the laws of Iowa.

We own the assets of the account; We established the account to support variable annuity contracts. The assets in the Separate Account are equal to the reserves and other liabilities of the Separate Account and may not be charged with liabilities arising out of Our other business.

4.1	SUBACCOUNTS

The Separate Account assets are divided into Subaccounts corresponding to the Separate Account Investment Options you select, as shown on the Specifications Page. We use the assets of Our Separate Account to buy shares in the Funds. Each Separate Account Investment Option is invested in a corresponding specific portfolio. Income and realized and unrealized gains and losses from Our shares in each portfolio are credited to, or charged against, the Separate Account Investment Option. This is without regard to income, gains, or losses in Our other investment accounts.

We will always keep assets in the Subaccount with a total value at least equal to the amount held in the Separate Account under Contracts like this one. To the extent those assets do not exceed this amount, We use them only to support those policies; We do not use those assets to support any other business We conduct. We may use any excess over this amount in any way We choose.

The Separate Account will be valued each Business Day.

4.2	CHANGE IN INVESTMENT POLICY

A portfolio of the Funds may make a material change in its investment policy. In that case, We will send You a notice of the change. Within 60 days after You receive the notice, or within 60 days after the effective date of the change, if later, You may transfer any amount You have in that Investment Option to another Investment Option. The process for changing the investment policy of the Separate Account will be approved by Iowa, our state of domicile, and the process for doing so is on file with the Insurance Commissioner in the state in which this Contract is delivered.

4.3	CHANGE OF FUND

A portfolio might, in Our judgment, become unsuitable for investment by an Investment Option. This may happen because of a change in investment contract, or a change in the laws or regulations, or because the shares are no longer available for investment, or for some other reason. If that occurs, We have the right to substitute another portfolio of the Funds, or to invest in Funds other than the ones We show on the supplemental application. However, We would first seek approval from the SEC and, where required, the insurance regulator where this Contract is delivered.

SECTION 5:    CONTRACT VALUE

5.1	SEPARATE ACCOUNT VALUE

We place Purchase Payments you allocate to the Separate Account Investment Options into Subaccounts of the Funds. We use Accumulation Units to account for all amounts allocated to or withdrawn from each Subaccount as a result of Purchase Payments, Withdrawals, Transfers, or the deduction of Contract and rider fees and charges.

Your Contract Value at any time will be the sum of the values in each Investment Option of the Separate Account. The value in each Separate Account Investment Option is equal to (a) multiplied by (b) where:

a)	is the Accumulation Unit Value as of the end of the Valuation Period for which the value in the Separate Account Investment Option is determined;

b)	is the number of Accumulation Units in the Separate Account Investment Option.

We guarantee that adverse mortality and expense experience will not affect the amount You have in Our Separate Account.

The Contract Value increases and decreases based on Purchase Payments, transfers, withdrawals, the deduction of Contract fees and charges, and the investment performance of the Separate Account Investment Options you select.

5.2	ACCUMULATION UNITS

On the Issue Date, the number of Accumulation Units in each Subaccount is equal to the Initial Purchase Payment amount allocated to that Subaccount, divided by that Subaccount’s Accumulation Unit Value.

At the end of each Business Day, we adjust the number of Accumulation Units in each Subaccount as follows; Additional Purchase Payments and Transfers into a Subaccount will increase the number of Accumulation Units. Withdrawals (including any applicable Withdrawal Charges), Transfers out of a Subaccount, and the deduction of any Contract Charges or Transfer Fees will decrease the number of Accumulation Units. The change in the number of Accumulation Units is equal to the net amount allocated to or deducted from the Subaccount, divided by that Subaccount’s Accumulation Unit Value.

5.3	ACCUMULATION UNIT VALUE

The initial Accumulation Unit Value of each Separate Account Investment Option is set at $10.00. The Accumulation Unit Value for each subsequent Valuation Period is then determined at the end of the Valuation Period and will be equal to the Net Investment Factor for that period multiplied by the Accumulation Unit Value for the immediately preceding Valuation Period. The Accumulation Unit Value applies to each Valuation Period. The Accumulation Unit Value may increase or decrease from one Valuation Period to the next.

5.4	NET INVESTMENT FACTOR

The net investment factor is an index used to measure the investment performance of a Separate Account Investment Option from one Valuation Period to the next. The net investment factor can be greater or less than one; therefore, the Accumulation Unit Value may increase or decrease.

The net investment factor for each Separate Account Investment Option for a Valuation Period is determined by taking a) divided by b) minus c) minus d) where:

a)	Is the total of:

1)	the net asset value per share at the end of the current Valuation Period; plus

2)	any dividend or capital gains per share reinvested during the current Valuation Period; plus

3)	total accrued, but not yet reinvested, capital gains per share as of the current Valuation Period.

b)	Is the total of:

1)	the net asset value per share at the end of the preceding Valuation Period; plus

2)	total accrued, but not yet reinvested, capital gains per share as of the preceding Valuation Period.

c)	Is the Mortality and Expense Charge for each day in the current Valuation Period

d)	Is the Administration Fee for each day in the current Valuation Period.

5.5	CHARGES AGAINST THE SEPARATE ACCOUNT

In determining the Accumulation Unit Value, We deduct the Mortality and Expense Fee and Administration Fee, as shown on the Specifications Page, from the assets of each Investment Option.

The earnings of the Separate Account are taxed as part of Our operations. At the present time, We do not expect to incur taxes on earnings of any Separate Account Investment Option to the extent that earnings are credited under this Contract. If We incur additional taxes due to the operation of the Separate Account, We may make charges for such taxes against the Separate Account Investment Option(s).

SECTION 6: SURRENDERS

6.1	SURRENDER

You may surrender this Contract for its Surrender Value at any time before the Maturity Date. The Surrender Value will be processed as of the Valuation Period that We receive Written Notice prior to the Transaction Closing Time.

We will pay the Surrender Value within seven days after We receive Written Notice. We may defer payment for a longer period as described in Section 3.4 of this Contract.

6.2	SURRENDER VALUE

The Surrender Value is equal to:

1)	The Contract Value; less

2)	The Annual Maintenance Fee, if any; less

3)	Any applicable Premium Tax.

The Surrender Value cannot be greater than the Contract Value, but in no event will it be less than the minimum required by the laws of the state in which this Contract is delivered.

6.3

SECTION 7: PARTIAL WITHDRAWALS

7.1	PARTIAL WITHDRAWALS

A partial withdrawal is a request for an amount less than the total Contract Value. You may withdraw part of the Contract Value at any time before the Maturity Date, subject to the Minimum Partial Withdrawal Amount shown on the Specifications Page. A partial withdrawal may not bring the Contract Value below the Minimum Contract Value shown on the Specifications Page.

The Minimum Partial Withdrawal Amount does not apply if you exercise the Free Withdrawal Amount as described in Section 7.2.

We will generally pay the Partial Withdrawal Amount within seven days after We receive a properly completed partial withdrawal request in good order. We may defer payment for a longer period as described in Section 3.4 of this Contract.

Unless You specify otherwise, Your Gross Partial Withdrawal Amount will be deducted from the Investment Option(s) in the same proportion as each Investment Option bears to Your Contract Value. This allocation is subject to minimum amount requirements. Partial withdrawals will be processed as of the Valuation Period that We receive proper notification prior to the transaction closing time.

7.2

7.3	PARTIAL WITHDRAWAL AMOUNT

The Partial Withdrawal Amount is equal to:

1)	The Gross Partial Withdrawal Amount; less

2)	Any applicable Premium Tax

7.4	OTHER WITHDRAWAL OPTIONS

In addition to the Free Withdrawal Amount, partial withdrawal and full surrender, as You may withdraw from the value of Your Contract before the Maturity Date in the following ways:

1)

After the first Contract Year and upon Your request, You may select a Pay-Out Option as specified in the Pay-Out provisions endorsement. Your payment amount under the Pay-Out Option will be calculated based on Your Surrender Value at the time the Pay-Out Option is elected.

2)	Other withdrawal options may be available by attached Endorsement or Rider.

7.5	SYSTEMATIC WITHDRAWAL OPTION

You may elect a systematic withdrawal option if all of the following requirements are satisfied as of the date We receive your request:

1)	The Owner is living,

2)	The Contract has not reached the Maturity Date, and

3)	Your right to examine the Contract has expired.

All systematic withdrawals are considered partial withdrawals and will be deducted from each Investment Option in the same proportion as each Investment Option bears to Your Contract Value. Withdrawals may be made monthly, quarterly, semi-annually or annually. However, We reserve the right to change the frequency of payments or discontinue payments if the payment is less than $100. Systematic withdrawals will be processed as of the Valuation Period that We receive proper notification prior to the Transaction Closing Time. You may discontinue systematic withdrawals at any time.

The balance remaining in the Contract Value will continue to increase or decrease, depending on the investment experience of the Investment Option(s) in which Your Contract Value resides. If Your Contract Value declines, systematic withdrawals may no longer be supported.

SECTION 8: DEATH BENEFIT

8.1	DEATH OF THE OWNER BEFORE MATURITY DATE

If the sole Owner dies prior to the Maturity Date, we pay the Death Benefit to the Beneficiary.

If there is a Joint Owner, the Death Benefit will be paid upon the first death, and the surviving Joint Owner automatically becomes the sole primary Beneficiary, replacing all Beneficiaries previously named. Any other Beneficiary previously named will be treated as a contingent Beneficiary.

8.2	DEATH OF ANNUITANT BEFORE MATURITY DATE

If the Contract is owned by a natural person and the Annuitant dies before the Maturity Date, the Contingent Annuitant becomes the Annuitant. You will be the Contingent Annuitant unless You name someone else. The Annuitant must be a natural person. If the Annuitant dies and no Contingent Annuitant has been named, We will allow You 60 days to designate someone other than You as the Annuitant.

If the Contract is owned by a non-natural Owner, the death benefit is payable upon the death of the Annuitant.

8.3	MULTIPLE BENEFICIARIES

If there are multiple Beneficiaries, each Beneficiary will receive their proportional share of the death benefit amount as of the date We receive an election from each Beneficiary on how their portion of the death benefit is to be paid.

8.4	SPOUSAL CONTINUANCE

If the sole primary Beneficiary is the surviving Spouse of the deceased Owner, the surviving Spouse may elect to continue the Contract at the current Contract Value. In this event, the surviving Spouse will assume ownership of the Contract. This benefit may only be exercised one time.

8.5	PAYMENT OF DEATH PROCEEDS

We will pay a death benefit upon receipt of a complete death benefit claim. A complete death benefit claim includes all of the following in Good Order:

1)	Proof of Death;

2)	An election of how the death benefit is to be paid; and

3)	Any other documentation We require.

The Contract is terminated upon payment of the Death Benefit proceeds.

8.6	NOTIFICATION OF DEATH

At the time of notification of death and upon the receipt of documentation of death, the Beneficiary(ies) will have the following options:

1)	Money Market Option: notify Us to allocate the Contract Value into the Money Market or other fund as designated by Us. All Beneficiaries must authorize the allocation to Money Market.

2)

Existing Allocation(s) Option: Unless We receive written notification to move the Contract Value to the Money Market, We will leave the Contract Value in the current Separate Account Investment Options.

8.7	DEATH BENEFIT CALCULATION

The death benefit will be calculated as of the Valuation Period that We receive a complete death benefit claim from the first Beneficiary of record prior to the Transaction Closing Time. The amount of the death benefit will be the Contract Value.

The death benefit amount will be increased by interest at the rate required by the jurisdiction in which this Contract is delivered from the date We receive all required documents until payment is made, less any applicable Premium Tax.

If the Owner dies before the entire interest in the Contract has been distributed, and the surviving spouse is not the sole Beneficiary, any remaining balance will:

1)	Be distributed to the appropriate Beneficiary within 5 years from the death of the Owner.

2)	Be distributed over the life of the Beneficiary or over a period not extending beyond the life expectancy of such Beneficiary, and

3)	Such distributions must begin no later than one year after the date of death or a later date as prescribed by Internal Revenue Service regulations.

Each Beneficiary may elect one of the following death benefit options:

1)	Paid in a single sum; or

2)	Elect a payment plan, as described in the Payout Endorsement attached to Your Contract.

Payments under this Section are in full settlement of all liability under this Contract.

Individual Flexible Purchase Payment Deferred Variable Annuity Contract

Annuity Payments Starting On Maturity Date

Death Benefit Payable Before Maturity Date

Non-Participating - Not Eligible For Dividends

SPECIFICATIONS PAGE

GENERAL INFORMATION

CONTRACT NUMBER:	[12345678910]	ISSUE DATE:	[September 2, 2021]

		MATURITY DATE:	[September 2, 2091]

OWNER:	[John Doe]	[JOINT OWNER]:	[Jane Doe]

ANNUITANT:	[John Doe]	AGE AT ISSUE DATE:	[45]

SEX:	[Male]

PURCHASE PAYMENT:		$[25,000.00]

ADDTIONAL PURCHASE PAYMENT MINIMUM:		$[1,000.00]

MINIMUM CONTRACT VALUE:		$[1,000.00]

WITHDRAWALS

FREE WITHDRAWAL AMOUNT:	[10%]
(% of remaining Purchase Payment on Contract Anniversary less than 6 years old)

MINIMUM PARTIAL WITHDRAWAL AMOUNT*:	$[1,000.00]
*Not applicable for RMD or systematic withdrawals.

INVESTMENT OPTIONS

We reserve the right to add, remove or revise availability of Investment Option(s).

SEPARATE ACCOUNT INVESTMENT OPTIONS

[EQUITY]	[FIXED INCOME]
[American Funds IS® Global Growth 4]
[Lord Abbett Series Short Duration Inc VC]
[PIMCO VIT Real Return Adv]
[PIMCO VIT Short-Term Adv]
[DWS Equity 500 Index VIP B]
[Fidelity® VIP Growth Opportunities Svc 2]

[BALANCED]
[American Funds IS® Asset Allocation 4]

MORTALITY AND EXPENSE (M&E) FEE:     [1.00%]

The Current Mortality and Expense (M&E) Fee is an annual rate assessed against the Separate Account Investment Option(s) and will be charged against the Separate Account Investment Option(s) Unit Value on a daily prorated basis.

ADMINISTRATION FEE:      [0.35%]

The Administration Fee is an annual rate assessed against the Separate Account Investment Option(s) and will be charged against the Separate Account Investment Option(s) Unit Value on a daily prorated basis.

The M&E and Administration Fee are set on the Issue Date and guaranteed for the life of the Contract.

CYCLE INDEX ACCOUNT INVESTMENT OPTIONS

[The Cycle Start Date is generally the [third] [Thursday] of each month. If the Cycle Start Date falls on a non-Business Day, the Cycle Start Date will be the next Business Day.]    Each Cycle will have an associated Cap Rate. The M&E Fee and the Administration Fee is not applied against the Cycle Investment Options.

Cycles available at Issue Date:

Cycle Term	Index	Cycle Structure	Floor/Buffer Rate	Cap/Par Rate Threshold
1	[S&P 500]	[Floor]	[-10%]	[2.50%]
1	[S&P 500]	[Buffer]	[-10%]	[5.00%]
3	[S&P 500]	[Floor]	[-10%]	[2.50%]
3	[S&P 500]	[Buffer]	[-10%]	[5.00%]
6	[S&P 500]	[Floor]	[-10%]	[5.00%]
6	[S&P 500]	[Buffer]	[-20%]	[10.00%]
6	[S&P 500]	[Buffer]	[-30%]	[7.50%]

MAINTENANCE FEE:	[$0.00*] per Contract Quarter

[*The Maintenance Fee will be waived if the Accumulation Value or Net Premium(s) is [$50,000] or greater on the Contract Quarter date. This fee is charged, on the Contract Quarter date, on or before the Maturity Date and will be taken pro-rata from all Investment Option(s). It will also be charged at the time of surrender in the event of a mid-year surrender where the greater of Accumulation Value or Net Premiums prior to surrender is less than $50,000. It will not be charged mid-year in the event of annuitization or death.]

TRANSFER FEE:	[$15.00] [Charged on each transfer in excess of [15] per contract year, subject to the provisions of Section 3.4.]

MINIMUM TRANSFER AMOUNT:	[$100] or [100% of the Investment Option if less than [$100]]

If You have any questions or concerns, contact Your agent or write or call Us at:

Customer Service Center

[PO Box 758547]

West Des Moines, IA 50266

[888-888-8888]

Midland National Life Insurance Company

[8300 Mills Civic Parkway, West Des Moines, IA 50266] [Customer Service Center 866-270-9564]

CYCLE INDEX ACCOUNT ENDORSEMENT

This Endorsement is made a part of the Contract to which it is attached and is subject to all of the provisions of that Contract, except as otherwise stated herein. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. This Endorsement will be effective upon the Contract Issue Date and remains in effect until the Contract is terminated.

BENEFIT

This Endorsement provides an interest crediting strategy into which You may allocate all or any portion of Your Purchase Payment or Contract Value in accordance with the INVESTMENTS IN A CYCLE ON THE CYCLE START DATE section of this Endorsement.

ENDORSEMENT SPECIFICATIONS

Issue Date:	[08/25/2021]

Base Contract Number:	[123456789101112]

Default Account:	[Fidelity VIP Government Money Mkt Svc 2]

Minimum Cycle Investment Allocation:	[$100.00]

DEFINITIONS

The following words used in this Endorsement are key words and capitalized when used. Any capitalized terms not defined in this Endorsement shall have the meaning given to them in the Contract.

BUFFER RATE

The maximum negative performance of an Index that We absorb before applying a negative Index Return to the Cycle Investment Unit Value at the end of an Cycle Term for a buffer Cycle Structure.

The Buffer Rate does not apply to withdrawals taken prior to the Cycle Maturity Date.

CAP RATE

The Cap Rate is set on the Cycle Start Date and is the maximum rate that may be credited to a Cycle on the Cycle Maturity Date.

The Cap Rate may vary between Cycle Types and is not an annual rate.

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CONTRACT VALUE

The sum of the Cycle Account Value, Default Account and the value of any investment into the Variable Account. All values are calculated as of the end of a Business Day.

CYCLE

An investment option available under this Endorsement. Each Cycle has a specific Index, Cycle Term, Cycle Start Date, Cap Rate, Cycle Structure and Cycle Maturity Date.

CYCLE ACCOUNT VALUE

The sum of the Cycle Investment Value for all of the Cycle(s) in which You are invested at the end of each Business Day.

CYCLE INVESTMENT VALUE

The amount invested in a Cycle as measured by the Cycle Investment Units credited to You. Your Cycle Investment Value on any Business Day is the number of Cycle Investment Units credited to You multiplied by that day’s Cycle Investment Unit Value.

CYCLE INVESTMENT UNIT

The measure We use to calculate a Cycle Investment Value. Units may only be purchased on the Cycle Start Date.

CYCLE INVESTMENT UNIT VALUE

The value of a Cycle Investment Unit on a Business Day. The initial Cycle Investment Unit Value on any Cycle Start Date is $[10.00]. Prior to the Cycle Maturity Date, the Cycle Investment Unit Value is determined by the Fair Value and will be limited by the Proportional Cap Rate, if applicable. Floor and Buffer rates do not apply prior to the Cycle Maturity Date.

CYCLE MATURITY

The end of Business Day on which a Cycle matures.

CYCLE START DATE

The Business Day on which a Cycle is established. For any Cycle made available, We will provide You Notice of the Cycle Start Date for that Cycle.

CYCLE STRUCTURE

The downside protection type associated with a Cycle. We offer two downside protection types; Floor Rate and Buffer Rate.

CYCLE TERM

The period from the Cycle Start Date to the Cycle Maturity Date.

CYCLE TYPE

All Cycles that have the same referenced Index, Cycle Term, Cycle Structure and corresponding Floor Rate or Buffer Rate.

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DEFAULT ACCOUNT

The Default Account holds all Purchase Payments and transfers pending investment into a Cycle prior to the Cycle Start Date and Purchase Payments from a maturing Cycle. The Default Account is shown in Endorsement Specifications.

The Default Account cannot be elected as an Investment Option.

FAIR VALUE

A value used to determine a Cycle Investment’s Unit Value on each Business Day during the Cycle Term prior to the Cycle Maturity Date. It is the Fair Value of the Cycle based on the current value of the financial instruments used to calculate the Cycle payout on the Cycle Maturity Date as determined by the independent third-party Fair Value Calculation Agent.

FAIR VALUE CALCULATION AGENT

An independent third party with whom the Company contracts to determine the Fair Value of a Cycle Investment during the Cycle Term. We may use different Fair Value Calculation Agents for different Cycle Investments.

FLOOR RATE

The maximum negative performance of an Index that You will absorb. Any negative index performance greater than the Floor Rate will not result in a negative Index Return being credited to the Cycle Investment Unit Value at the end of a Cycle Term for a floor Cycle Structure.

The Floor Rate does not apply to withdrawals taken prior to the Cycle Maturity Date.

INDEX

The underlying financial index/indices or exchange traded fund that applies to all Cycles of a Cycle Type.

INDEX RETURN

The percentage change in the Index Value of a Cycle Term from the Cycle Start Date of the Cycle Term to the Cycle Maturity Date of the Cycle Term before any applicable adjustment for the Cap Rate and either the Buffer Rate or Floor Rate.

INDEX VALUE

The closing value of the Index on any Business Day. If an Index Value is not published for a Business Day, we will use the closing Index Value from the prior Business Day. If publication of the appropriate Index is discontinued, or the calculation is substantially changed, We may substitute a suitable index and notify You.

Participation Rate means the rate used to determine the Cycle Investment’s Unit Value gain. It represents the portion of positive Index performance for a Cycle Investment that your Cycle Investment Unit Value will participate in on the Cycle End Date for Cycles with a Participation Rate Crediting Type.

PROPORTIONAL CAP RATE

Proportional Cap Rate is the proportion of the Cap Rate used to determine the maximum potential increase in a Cycle Investment Unit Value before the Cycle Maturity Date.

The Proportional Cap Rate does not apply if the Cap Rate is unlimited.

Proportional Participation Rate means the proportion of the positive Index performance used to determine the maximum increase in Cycle Investment

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Unit Value before the Cycle End Date for Cycles with a Participation Rate Crediting Type. The Proportional Participation Rate is equal to the Index gain since the Cycle Start Date multiplied by the number of days lapsed during the Cycle Term divided by the number of days in the Cycle Term.

Rate Threshold means the minimum Cap Rate we will declare for any Cycle Type with a Cap Rate Crediting Type or the minimum Participation Rate we will declare for any Cycle Type with a Participation Rate Crediting Type. Each Cycle Type will have a specific Rate Threshold. A Cycle Investment will not be launched on a scheduled Start Date if the resulting Cycle Cap Rate or Cycle Participation Rate is lower than its Rate Threshold.

INVESTMENTS IN A CYCLE ON THE CYCLE START DATE

We establish Cycles on a Cycle Start Date. Prior to the Cycle Start Date all Purchase Payments and transfers designated to a Cycle will be moved to the Default Account prior to being allocated into a Cycle.

The value of the Default Account at any time is equal to:

1)	The portion of the Purchase Payment held in the Default Account; plus

2)	any gains or losses; less

3)	Mortality and Expense Fee; less

4)	the Administration Fee; less

5)	the Annual Maintenance Fee, if any; less

6)	Any withdrawals.

The Default Account is not available for direct investment.

We will accept Your investment into each Cycle based on your Written Notice for investment. We must receive Your Written Notice for investment into a Cycle no later than the date and time specified in Our Notice to You of the proposed new Cycle. If We do not receive Your Written Notice for investment into a Cycle Type by the required date and time, Your Written Notice is not in Good Order and We may reject Your investment. The allocation into a Cycle must satisfy any Minimum Cycle Investment Allocation requirements shown in the Endorsement Specifications. The Cap and/or Participation Rate for a Cycle will be established on the Cycle Start Date. Each Cycle Type will have a specific Cap or Participation Rate. If we cannot launch a Cycle with a Cap or Participation Rate equal to or above the Rate Threshold in Our Notice, We will not accept Your investment into the Cycle and that Cycle will not launch on the Cycle Start Date. Your Purchase Payment will remain in the Default Account until you provide us with alternative allocation instructions.

The amount of Your investment into each Cycle will equal:

1)	The amount allocated to the Default Account awaiting investment into a Cycle; plus

2)	The amount in the Default Account from a Cycle maturing prior to the applicable Cycle Start Date which is designated to be allocated into the same Cycle on the next Cycle Start Date.

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You may not make any additional investments into a Cycle after the Cycle Start Date. Any investment You allocate to a Cycle that does not launch will remain in the Default Account until You provide Us instructions.

We will provide Notice each time We intend to offer a new Cycle. For each proposed new Cycle We intend to offer, Our Notice will include:

1)	The Cycle Type,

2)	Applicable Floor Rate or Buffer Rate

3)	The Start Date,

4)	Cycle Term

5)	Referenced Index

6)	The indicative Cap or Participation Rate, and

7)	The date and time by which You must provide Written Notice for Your investment in the proposed new Cycle.

BAILOUT

We will provide you Notice of the final Cap Rate for each Cycle Type You are invested. If the final Cap Rate is less than satisfactory to You, You will be eligible to bailout of the Cycle investment, regardless of whether it is an initial Cycle investment or a renewal from a maturing Cycle. You must provide Us Notice within ten Business Days from the day we send You Notice of the final Cap or Participation Rate. You must instruct Us where to reallocate your investment. The amount of Your bailout proceeds will equal the amount You allocated to the Cycle on the Cycle Start Date and will not be subjected to any charges.

If You do not exercise Your right to bailout within ten Business Days of Our Notice to You, then Your Contract Value invested in the Cycle will be subjected to the Cycle Investment Unit Value for the duration of the Cycle Term.

TRANSFERS AND WITHDRAWALS

Transfers from a Cycle to the Variable Account or to another Cycle prior to the Cycle Maturity Date will be calculated as described in the CYCLE INVESTMENT UNIT VALUE ON EACH BUSINESS DAY DURING THE CYCLE TERM section of this Endorsement. The Buffer Rate or Floor Rate will not apply to the amount transferred.

You may request a withdrawal from a Cycle before its Cycle Maturity Date by providing Us Written Notice. If You have invested in multiple Cycles, You must specify in the Written Notice the Cycle from which We should effect the withdrawal. Withdrawal requests will be processed the Business Day they are received. The amount payable will be determined using the Cycle Investment Unit Value as of the close of that Business Day. For withdrawal requests received after the close of trading, the next Business Day will be used. Any applicable Surrender Charge will affect the amount available for withdrawal.

CYCLE INVESTMENT UNIT VALUE

For each Cycle, We will establish the Cycle Investment Unit Value on the Cycle Start Date, and calculate the Cycle Investment Unit Value on each Business Day and on the Cycle Maturity Date. The methods used to calculate the Cycle Investment Unit Value on each Business Day and on the Cycle Maturity Date are different. For each Cycle, on its Cycle Start Date, We set the initial Cycle Investment Unit Value at $[10.00].

CYCLE INVESTMENT UNIT VALUE ON EACH BUSINESS DAY DURING THE CYCLE TERM

For each Cycle, We determine its Cycle Investment Unit Value as of each Business Day based on the Fair Value provided by the Fair Value Calculation Agent and the Proportional Cap Rate, if applicable. Once

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We receive the estimate, We compute a preliminary Cycle Investment Unit Value. The Business Day’s preliminary value equals:

1)	Fair Value divided by;

2)	Total number of Cycle Investment Units outstanding, as of that Business Day.

If the preliminary Cycle Investment Unit Value is greater than the initial Cycle Investment Unit Value, We determine the Cycle Business Day unit value ceiling. The Cycle Business Day unit value ceiling equals:

1)	The initial Cycle Investment Unit Value $[10.00]; multiplied by

2)	One plus the Proportional Cap Rate or the Proportional Participation Rate.

The Proportional Cap Rate is equal to:

1)	The Cap or Participation Rate; multiplied by

2)	The number of days lapsed during the Cycle Term; divided by

3)	The number of days in the Cycle Term.

On any Business Day, Your Cycle Investment is equal to the number of Cycle Investment Units credited to You multiplied by that day’s Cycle Investment Unit Value. On any Business Day after the Cycle Start Date, Your Cycle Investment may be less than the amount you invested into the Cycle Investment.

Prior to the Cycle Maturity Date, the Cycle’s Buffer Rate or Floor Rate do not apply.

CYCLE INVESTMENT UNIT VALUE AT MATURITY

For each Cycle, We determine the Cycle Investment Unit Value on the Cycle Maturity Date based on the change in the Index Value (A below), the Cap Rate, and the Floor Rate or the Buffer Rate, as applicable.

To calculate the Cycle Maturity Date Cycle Investment Unit Value for a Floor Rate or Buffer Rate; follow these steps:

A.	Initial Cycle Investment Unit Value = $10;

B.	Change in Index Value = Index at Cycle Maturity Date less Index at Cycle Start Date divided by Index at Cycle Start Date;

C.	Cycle preliminary unit value = initial Cycle Investment Unit Value multiplied by one plus the change in Index Value as calculated in B. above;

D.	Cycle Maturity Date unit value cap = initial unit value multiplied by (one plus the Cap Rate or Participation Rate);

E.	Cycle Maturity Date unit value floor = initial Cycle Investment Unit Value multiplied by (one plus the Floor Rate {which is a negative number});

F.

Cycle Maturity Date value buffer = If the Change in Index Value, as computed in B. above, is greater than or equal to the Buffer Rate then the Cycle’s Maturity Date unit value buffer equals the initial Cycle Investment Unit Value. If the change in the Index Value, as computed in B. above, is less than the Buffer Rate then the Cycle’s Maturity Date unit value buffer equals the initial Cycle Investment Unit Value multiplied by (one plus the change in Index Value minus the Buffer Rate (which is a negative number).

Cycle Maturity Date unit value for floor = is the greater of E. and the lesser of C. and D. above.

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Cycle Maturity Date unit value for buffer = is the greater of F. and the lesser of C. and D. above.

You will receive a Cycle Maturity Notice [30] days prior to Your Cycle Maturity Date for any Cycle reaching maturity. At least [two] days prior to maturity, You must provide instructions for reallocation. The reallocation will be processed on the Cycle Maturity Date. If We do not receive any instructions for reallocation, any Cycle Investment will automatically renew into an identical Cycle Type. If the Cycle Type is no longer available, then the proceeds will remain in the Default Account., where it may be moved among the Variable Account if available or into another Cycle on the applicable Cycle Start Date, once We receive instructions from You.

DISCONTINUATION OR SUBSTANTIAL CHANGE TO AN INDEX

In the event the Index for a Cycle Investment is discontinued or changed, we may substitute a comparable Index for new Cycles. If we substitute the Index, for Cycle Terms that are ongoing, the Cycle Term will mature on the date the Index is discontinued or changed. The Cap Rate and Floor Rate or Buffer Rate, as applicable, will not change.

We would attempt to choose a new Index that has a similar investment objective and risk profile to the original Index. The selection criteria for a suitable alternative Index may include the following:

1.

There is a sufficiently large market in exchange traded and/or over-the counter options, futures, and similar derivative instruments based on the Index to allow the Company to hedge fluctuations of the Index Value.

2.	The Index is recognized as a broad-based Index for the relevant market; and

3.	The publisher of the Index allows the Company to use the Index and other materials for a reasonable fee.

If the Index were to be discontinued, We will mature the Cycles based on the most recently available closing value of the Index before it is discontinued. Such maturity will be as of the date of such most recently available closing value of the Index and We will use that closing value to calculate the index performance through that date. We would apply the full Index performance to that date subject to the full Cap Rate or Participation Rate and full Floor Rate or full Buffer Rate, as applicable. We would provide notice about maturing the Cycle, as soon as practicable and ask for instructions on where to transfer Your Cycle Investment Value.

We will give at least a 30 day notice of any change, unless the Index provider itself gives us less than 30 day notice, in which case We will give you notice as soon as possible.

In the case of any of the types of early maturities discussed above, You can allocate the Cycle Investment Value to any of the available Investment Options. If We are still offering Cycles at that time, You can request that the Cycle Investment Value be invested in a new Cycle.

Such a change will be subject to any applicable regulatory approval that may be required. Any change We make will be on a non-discriminatory basis.

Notification will be in Your annual report unless timing of any such change would cause Us to send a separate notification prior to Your Contract Anniversary.

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NON-UNITIZED SEPARATE ACCOUNT

To support Our obligations under this Endorsement, We have established under the Iowa Insurance Law, and hold assets in, the “non-unitized” Separate Account. The income, gains and losses, realized or unrealized, from assets allocated to the Separate Account shall be credited to or charged against the account, without regard to other income, gains or losses of the Company. We may, subject to applicable state law, transfer all assets allocated to the Separate Account to Our general account.

The non-unitized Separate Account is not required to be registered, and is not registered, as an investment company under the Investment Company Act of 1940.

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